China Agri-Business, Inc.
Building 2, Unit 1, 15th Floor, Ling Xi’an Xin Cheng
Hi-Tech Industrial Development Zone, Xi’an, Shaanxi, China 710065

China Agri-Business’s New Direct Sales Channel Continues To Grow ▪
News release of August 13, 2010, page 1

China Agri-Business’s New Direct Sales Channel Continues To Grow

XI’AN, China, August 13, 2010 /PRNewswire-Asia-FirstCall/ -- China Agri-Business, Inc. (“China Agri” or the “Company,” OTC Bulletin Board: CHBU), a manufacturer and distributor of organic agricultural application products in China, today announced an increase in the number of its “New  Agriculture-Generator” direct sales stores, which contributed to the increase in the Company’s sales for the second quarter ended June 30, 2010. The Company expects to report sales of $ 4,993,000 for the six months ended June 30, 2010 compared with sales of $ 1,173,447 for the comparable period of 2009, an increase of 325% that was primarily due to the increase in direct sales stores. According to preliminary estimates, the Company’s direct sales stores accounted for about 84% of the Company's sales during the first six months of 2010.

The Company opened 101 new direct stores in the second quarter ended June 30, 2010 and another 46 in the month of July. At July 31, 2010, the Company was operating 346 direct-sales stores, including 178 stores in Shaanxi province, 106 in Hunan province, and 62 stores in Sichuan province. The Company expects to reach its previously announced target of 500 direct sales stores by the end of October 2010, rather than by the end of 2010 as previously announced.

The opening of direct sales stores is an important part of the Company’s “New Agriculture-Generator” initiative, which the Company started in the fourth quarter of 2008 and is aggressively pursuing. The objective of this initiative is to expand and strengthen China Agri’s connection with farmers, promote the Company’s products and services, and increase the Company’s market share by establishing close, direct, and helpful relationships with farmers. At the Company’s direct sales stores, farmers can purchase fertilizer products, including organic fertilizers made by China Agri, have access to the Company’s sales staff who are knowledgeable about the products offered, and receive services that include technical support. This will help farmers to increase their crop yields and productivity and, in turn, should encourage them to be loyal long-term customers for China Agri. The Company believes its channel of direct sales stores is an important key to higher sales and the Company’s long-term growth.

Mr. Liping Deng, Chief Executive Officer, President, and Director of China Agri-Business, Inc., said, “Our rapid implementation of this continuing initiative has already been helpful in promoting our products and increasing our sales. We believe that our reputation for high quality products, modern management methods, our efficient and fast growing sales network, and the technical support we provide to farmers, has resulted in higher brand recognition of our products, both locally in the provinces where we currently have stores and in other provinces.

China Agri-Business, Inc.
Building 2, Unit 1, 15th Floor, Ling Xi’an Xin Cheng
Hi-Tech Industrial Development Zone, Xi’an, Shaanxi, China 710065

China Agri-Business’s New Direct Sales Channel Continues To Grow ▪
News release of August 13, 2010, page 2

“We believe our expanding sales network is enhancing our competitiveness and positioning the Company for further growth. While we are currently focused on the Shaanxi and nearby provinces, we intend to expand gradually into additional regions of China.”

About China Agri-Business, Inc.

China Agri-Business, Inc., through its operating company in China, Shaanxi Xinsheng Centennial Agriculture and Technology Co., Ltd., manufactures and sells non-toxic fertilizer, bactericide, and fungicide products used for farming in China. Crops grown with Xinsheng's products are eligible to qualify for the "AA Green Food" rating administered by the China Green Food Development Center, an agency under the jurisdiction of the Ministry of Agriculture of the People's Republic of China (however, our products themselves do not bear the "AA green food" designation). The Company's two primary product groups are organic fertilizers (Xinsheng Luyuan brand) and bactericides (Xinsheng Lufeng brand). The Company has a total of five brands and produces more than 50 different applications, including products designed to stimulate plant growth, condition soil, and prevent and cure plant diseases and parasites. The Company has products for a variety of crops, including potatoes, vegetables, cotton, fruit plants, and orchard trees. The products can be used alone or as supplements with other products. The Company's Xinsheng manufacturing facilities are located in Xi'an, Shaanxi province, China. For more information about China Agri, please visit http://www.chinaagri-business.com.

Forward-Looking Statements

This news release contains forward-looking statements. These statements can be identified by the use of forward-looking terminology such as “anticipates,” “believes,” “continue,” “could,” “estimates,” “expects,” “future,” “goal,” “hopes,” “intends,” “may,” “objective,” “plans,” “potential,” “scheduled,” “seek,” “should,” or “will” or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties. We caution you that no statements contained in this news release should be construed as a guarantee or assurance of future performance or results or the implementation of our current plans. You should not place undue reliance upon any forward-looking statements. Forward-looking statements involve risks and uncertainties, including those discussed under “Item 1A.  Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2009 and in other reports we file with the Securities and Exchange Commission (“SEC”). The actual results that we achieve may differ materially from any forward-looking statements due to the effect of such risks and uncertainties. These forward-looking statements are based on current expectations, and, except as required by law, we assume no obligation to update this information whether as a result of new information, future events, or otherwise. You are urged to carefully review and consider the various disclosures made by us in our Annual Report on Form 10-K for the year ended December 31, 2009 and in our other reports we may file with the SEC that attempt to advise interested parties of the risks that may affect our business, financial condition, and results of operations.

China Agri-Business, Inc.
Building 2, Unit 1, 15th Floor, Ling Xi’an Xin Cheng
Hi-Tech Industrial Development Zone, Xi’an, Shaanxi, China 710065

China Agri-Business’s New Direct Sales Channel Continues To Grow ▪
News release of August 13, 2010, page 3

For more information, please contact:

Mr. Delong Zhou
Chief Financial Officer
Telephone +1 917 825 2997
delongcpa@hotmail.com

China Agri-Business, Inc.
Building 2, Unit 1, 15th Floor
Ling Xian Xin Cheng
86 Gaoxin Road
Hi-Tech Industrial Development Zone
Xi’an, Shaanxi, China 710065
Telephone +86 29 6859 6556 or 6557
www.chinaagri-business.com

Christensen

Mr. Yuanyuan Chen (English and Chinese)
Telephone +86 10 5971 2001 in Beijing
Mobile +86 139 2337 7882 in Beijing
ychen@christensenir.com

Mr. Tom Myers (English)
Mobile +86 139 1141 3520 in Beijing
tmyers@christensenir.com

Ms. Kathy Li (English and Chinese)
Telephone +1 212 618 1978
kli@christensenir.com